Exhibit 99.1

K12 Inc. Appoints Adam L. Cohn of Knowledge Universe to Board of Directors

K12 Continues to Strengthen Leadership with Addition of Investment and Business Development Expertise

HERNDON, Va.--(BUSINESS WIRE)--March 4, 2013--K12 Inc. (NYSE:LRN), the nation's largest provider of proprietary online curricula and education programs for students in kindergarten through high school, today announced the appointment of Adam L. Cohn, Senior Vice President, Business Development of Knowledge Universe Education L.P., to its Board of Directors.

The appointment of Mr. Cohn, who is Head of Mergers and Acquisitions and Business Development for Knowledge Universe® and its portfolio companies, brings the number of directors on the K12 Board to 10. Knowledge Universe is a leading global education organization operating early childhood education centers and international schools.

Nate Davis, Executive Chairman of K12 Inc., stated, “Adam Cohn will bring valuable new resources to K12’s Board of Directors at this critical stage of our growth. We especially welcome his expertise and insight in investment, business development and partnerships.”

Prior to joining Knowledge Universe in March 2000, Mr. Cohn was a Senior Associate with Whitney & Co., a leading private equity firm. At Whitney & Co., he was responsible for sourcing and executing transactions for the Whitney Mezzanine Fund. Prior to Whitney & Co., Mr. Cohn was an investment banker in the Financial Sponsors Group at Bankers Trust Company and Deutsche Bank. Mr. Cohn serves on board of directors of Knowledge Schools LLC, Knowledge Universe Global Inc., Busy Bees Holdings Limited and Milagro Oil and Gas, Inc. From 2007 to 2012 he served as a director of Embanet Corp. Mr. Cohn holds a Bachelor’s Degree in Business from Skidmore College and an MBA from Columbia University.

About K12 Inc.

K12 Inc. (NYSE: LRN) is leading the transformation to individualized learning as the nation's foremost provider of technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. K12's curriculum is rooted in decades of research combined with 21st-century technology by cognitive scientists, interactive designers and teachers. K12's portfolio of more than 550 unique courses and titles—the most extensive in the technology-based education industry—covers every core subject and four academic levels for high school including Honors and AP. K12 offers credit recovery courses, career-building electives, remediation support, six world languages and a deep STEM offering. The K12 Program is offered through K12 partner public schools in more than two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and 85 countries. More information can be found at K12.com.

CONTACT:
K12 Inc.
Investor Contact:
Christina L. Parker, 703-483-7077
VP Investor Relations
chparker@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Public Affairs
jkwitowski@k12.com